Exhibit 99.1

Mueller Industries, Inc. Declares Cash Dividend for Third Quarter

MEMPHIS, Tenn., August 15, 2017 -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a regular quarterly cash dividend on its common stock of 10 cents per share.  The dividend will be payable September 22, 2017 to shareholders of record on September 5, 2017.

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, and China.  Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226